As filed with the Securities and Exchange Commission on September 12, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

Registration Statement

Under The Securities Act of 1933

3M COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	41-0417775
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3M Center

Building 220-9W-02

St. Paul, Minnesota 55144

(Address of principal executive offices)

3M COMPANY

2005 MANAGEMENT STOCK OWNERSHIP PROGRAM

(Full title of the plan)

Gregg M. Larson

Associate General Counsel and Secretary

3M Company

3M Center, Building 220-9W-02

St. Paul, Minnesota 55144

Telephone: (651) 733-2204

(Name, address, and telephone number of agent for service)

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price/Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01par value/share	36,750,000 shares	$71.37	$2,622,847,500	$308,709.15

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2) Calculated pursuant to Rule 457(c), based on the average of the high and low prices for the Common Stock on the New York Stock Exchange Composite Tape for September 2, 2005.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

By this reference, 3M Company (the “Company” or “Registrant”) hereby incorporates into this Registration Statement the following documents filed by the Company with the Securities and Exchange Commission:

(a)          The Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

(b)         All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by Company’s Annual Report referred to in (a) above.

(c)          The description of the Company’s Common Stock contained in the Registration Statement on Form S-3, as amended (File No. 333-42660).

All documents later filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, before we file a post-effective amendment that indicates all securities offered have been sold or which deregisters all securities that have not been sold, will be incorporated by reference and will be a part of this Registration Statement from the date that document was filed.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

The Company’s corporate and securities counsel, Gregg M. Larson, is issuing the legal opinion regarding the legality of the Company’s common stock to be issued under the plan identified above.  Mr. Larson beneficially owns, or has options to acquire, shares of common stock, which represents less than 1% of the total outstanding shares of common stock.

Item 6.           Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Company. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 34 of the Company’s by-laws provides for indemnification by the Company of any director or officer of the Company who is or was a director of any of its subsidiaries or, at the request of the Company, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The by-laws also provide that the Company shall advance expenses to a director or officer upon receipt of an undertaking by such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Company. The by-laws do not limit the power of the Company or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the by-laws.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s certificate of incorporation provides for such limitation of liability.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Policies of insurance are maintained by the Company under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

See Exhibit Index

Item 9.           Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, and State of Minnesota on September 12, 2005.

3M COMPANY

By	/s/ Gregg M. Larson
Name: Gregg M. Larson, Esq.
Title: Associate General Counsel

Pursuant to the requirements of the Securities Act of 1993, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Signature	Title

*	Chairman of the Board, Chief
Robert S. Morrison	Executive Officer and Director

*	Senior Vice President, Chief
Patrick D. Campbell	Financial Officer (Principal Financial
Officer)

*	Vice President and Chief Accounting
Margaret M. Smyth	Officer

*	Director
Linda G. Alvarado

*	Director
Edward A. Brennan

*	Director
Vance D. Coffman

	*	Director
Michael L. Eskew

	*	Director
Edward M. Liddy

	*	Director
Aulana L. Peters

	*	Director
Rozanne L. Ridgway

	*	Director
Kevin W. Sharer

	*	Director
Louis W. Sullivan

* By:	/s/ Gregg M. Larson
Gregg M. Larson
Attorney-in-fact
Date: September 12, 2005

Index to Exhibits

Exhibit Number	Description
3.1	Bylaws, as amended as of November 11, 2002, are incorporated by reference from the Form 8-K dated December 9, 2002.
3.2	Certificate of incorporation, as amended as of May 12, 2004, is incorporated by reference from the Form 10-Q for the quarter ended June 30, 2004.
4	2005 Management Stock Ownership Program is incorporated by reference from the proxy statement filed on March 28, 2005 for the 2005 Annual Meeting of Stockholders
5	Opinion of Counsel re Legality (Consent of Counsel included therein).
15	Awareness Letter of PricewaterhouseCoopers LLP (regarding interim financial information)
23	Consent of PricewaterhouseCoopers LLP (Consent of Counsel included in Exhibit 5).
24	Power of Attorney